EXHIBIT 10.2

SECOND AMENDMENT
TO
OFFER LETTER AGREEMENT AND
SEVERANCE PLAN PARTICIPATION AGREEMENT

This Second Amendment (this “Amendment”) to the Offer Letter Agreement by and between SI-BONE, Inc. (the “Company”) and Jeffrey Dunn (the “Executive”), dated as of the 15th day of December, 2009 (the “Letter Agreement”) and the Participation Agreement (the “Participation Agreement”) under the SI-BONE, Inc. Severance Benefit Plan (the “Severance Plan”), as amended by the Amendment to Offer Letter and Severance Plan Participation Agreement, effective April 19, 2021 (the “First Amendment”), is entered into as of this 20th day of October, 2021, by and between the Company and the Executive, effective and contingent upon the earlier of May 1, 2021 and the date on which a new Chief Financial Officer is appointed and begins employment at the Company (the “Effective Date”). The Company and Executive are referred to herein as the “parties.”

RECITALS

WHEREAS, the Company and the Executive are parties to the Letter Agreement and to the Participation Agreement, as amended by the First Amendment;

WHEREAS, Section 9 of the Letter Agreement provides that the Letter Agreement may not be amended or modified, except by an express written agreement signed by both Executive and a duly authorized officer of the Company;

WHEREAS, Section 9(b) of the Severance Benefit Plan permits amendments to such plan provided that any such amendment will not be effective as to a particular employee who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such employee; and

WHEREAS, the parties desire to amend each of the Letter Agreement and Participation Agreement to provide for the modifications set forth herein.

NOW, THEREFORE, the parties agree that each of the Letter Agreement and the Participation Agreement, as amended, is hereby amended, automatically effective upon the Effective Date to reflect the following:

1.Executive will be entitled to receive the severance benefit set forth in Section 2 of the Participation Agreement only upon the occurrence of a Covered Termination occurring during the Change in Control Period. Executive will not be entitled to receive the severance benefits set forth in Section 2 of the Participation Agreement upon the Closing of a Change in Control absent a Covered Termination within the Change in Control Period.

2.The second prong of the “Good Reason” definition will be triggered if Executive ceases to be, at any point during the Change in Control Period, the Chairman of the Board or,

following a Change in Control, the Chairman of the board of the successor entity or its ultimate parent entity, if any.

3.Except to the extent expressly amended hereby, the Letter Agreement, the Severance Plan and the Participation Agreement, as amended, shall remain in full force and effect in all respects.

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IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first written above.
SI-BONE, Inc.

By: /s/ Timothy E. Davis, Jr.
Name: Timothy E. Davis, Jr.
Title: Chairman of the Compensation Committee

EXECUTIVE

/s/ Jeffrey W. Dunn
Jeffrey W. Dunn